SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2015 (December 1, 2015)

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 1, 2015,  Systemax Inc. (the “Company”) closed the previously announced transaction to divest certain Business to Business assets of its North American Technology Group (“NATG”), including the TigerDirect brand, to PCM, Inc. (“PCM”) for $14 million in cash.

Under the terms of the Purchase Agreement, PCM acquired the right to hire approximately 400 B2B sales representatives located across the United States and Canada, all rights to the NATG B2B customer list and related information, certain B2B customer and vendor contracts, trademarks and other intellectual property rights, and certain fixed assets and equipment. PCM will have the option for one year to acquire the consumer customer lists and related information for $500,000. Following closing, the Company will continue selling its remaining inventory using these assets which were sold, and no later than February 15, 2016 the Company will cease such selling activities and transfer to PCM title to certain remaining assets, including the B2B website assets and related domain names.

In connection with the closing of the transaction, the parties entered into a transition services agreement to facilitate an orderly transition of the purchased assets and for the provision of various IT and back office support services.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information

The following Unaudited Pro Forma Condensed Consolidated Financial Information related to the asset sale and subsequent wind down of NATG is attached as Exhibit 99.1 to this Form 8-K and incorporated by reference into this Form 8-K:

(i)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2015;
(ii)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2015; and
(iii)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2014.

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Eric Lerner

Name: Eric Lerner
Title: Senior Vice President

Dated: December 7, 2015

Exhibit Index

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information